Exhibit 99.1

AtheroGenics Announces Proposed Offering of Convertible Notes

ATLANTA, GA — January 5, 2005 — AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it intends, subject to market and other conditions, to sell approximately $125 million principal amount of its Convertible Notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. AtheroGenics expects the terms of the offering to include an option for the initial purchasers in the offering to purchase up to an additional $25 million principal amount of notes.

AtheroGenics expects to use the proceeds of the offering to fund the ongoing costs of the ARISE trial of AGI-1067 and other research and development activities, including clinical trials, process development and manufacturing support, and for general corporate purposes, including working capital.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding AtheroGenics’ intention to raise proceeds through the offering and sale of convertible notes, the intended use of proceeds and the anticipated terms of the notes. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are AtheroGenic’s ability to complete the offering on the anticipated terms or at all, general market conditions and other risks described in AtheroGenics’ quarterly report on Form 10-Q for the quarter ended September 30, 2004 and annual report on Form 10-K for the year ended December 31, 2003. AtheroGenics is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations

Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com